Exhibit 4(a)(5)

TRANSLATION FROM THE ORIGINAL HEBREW
(for convenience only; the binding version is the original Hebrew version)

MEMORANDUM OF AGREEMENTS

Drawn up and signed in Tel-Aviv on __ February 2007

between:

THE ISRAEL CORPORATION LTD. Private company no. _________________________ Address: ________________________________ (hereinafter: "The Israel Corporation")
of the first part;

and:

1.	SCAILEX CORPORATION LTD. Public company no. 52-003180-8 (hereinafter: "Scailex")

2.	PETROLEUM CAPITAL HOLDINGS LTD. Private company no. 51-391980-3 (hereinafter: "PCH")

Both of 3 Azrielli Center, Tel-Aviv 67023 [Israel] (Scailex and PCH to be called hereinafter: "Scailex Group")
of the second part;

WHEREAS	the State of Israel and Oil Refineries Ltd. (hereinafter: "ORL") publicized a prospectus, pursuant whereto the State shall offer up to 56% of ORL's share capital to the public by the end of February, and shall register 44% of the ORL's share capital, which were previously offered to institutional investors, for trading on the Tel-Aviv Stock Exchange Ltd. (hereinafter: "TASE") (hereinafter jointly: "the Offering");

AND WHEREAS	the Israel Corporation and Scailex wish to acquire shares of ORL during the Offering and subsequently, and to regulate the relations between them as shareholders holding ORL shares:

AND WHEREAS	Scailex intends to carry out the investment in ORL shares through PCH, a company under its control;

WHEREFORE, IT IS HEREBY AGREED, STIPULATED AND DECLARED
BETWEEN THE PARTIES AS FOLLOWS:

1.	Acquisition of ORL shares and the initial shareholding ratio

1.1	Acquisition during the Offering – the Israel Corporation and Scailex Group shall submit joint bids to acquire ORL shares during the Offering pursuant to the dates and conditions prescribed in the prospectus of the Offering, in such manner that the Israel Corporation shall hold 80% of the shares of ORL that shall be acquired, while Scailex Group shall hold the remaining 20% of these shares (hereinafter: “the Initial Shareholding Ratio”).

1.2	Quantities and prices – the quantity of ORL shares and the price per share that shall be bid for them shall be determined by consent. In the event of a disagreement in relation to the quantity and price as stated, each side shall be free to act at its discretion, with the consequence being that this Memorandom of Agreements shall be cancelled without any of the parties having any right or cause of claim whatsoever by virtue thereof. The bid to acquire shares of ORL during the Offering shall be effected jointly and in compliance with the conditions of the Offering, under the same conditions, and according to the Initial Shareholding Ratio.

1.3	Acquisitions subsequent to the conclusion of the Offering – all additional shares or securities of ORL that shall be acquired by the parties subsequent to the Offering, jointly or severally, shall become part of the holding in ORL shares upon which the provisions of this Memorandum of Agreements shall apply (“the Relevant Shareholding”). Decisionmaking regarding the acquisition of ORL shares in the secondary market after the conclusion of the Offering, whether on the TASE or off-the-floor, including the offering of tender offers to the public, shall be reached by consent. Notwithstanding that stated, each of the parties shall be entitled to take advantage of opportunities and acquire shares of ORL, provided, however, that it shall offer to the other party, within 3 (three) business days of the acquisition date, to acquire a proportionate share of the shares that it shall acquire, as if, on that same date, the Call Option had been exercised, as defined hereunder; i.e., 55% to the Israel Corporation and 45% to PCH, this at cost price, plus market interest up until payment, which shall be executed within 14 (fourteen) business days of the offer date. Acquisition of ORL shares up to the rate of 45% of ORL’s share capital shall become an integral part of the Relevant Shareholding.

The provisions of this Memorandum of Agreements shall not apply to acquisitions of additional shares or securities of ORL by the parties or by any of them subsequent to the date on which the Relevant Shareholding shall reach a rate exceeding 45% of ORL’s issued share capital, and these additional shares or securities shall not constitute a part of the Relevant Shareholding.

2.	Judicial force

This Memorandum of Agreements has binding judicial force, subject to the approval of the boards of directors of each of the parties by 10:30 a.m. on Sunday, 18 February 2007. The parties shall conduct negotiations with bona fides with the aim of arriving at a detailed agreement on the basis of the principles specified in this Memorandum of Agreements by 15 March 2007. This Memorandum of Agreements shall be in effect: (1) as long as the percentage of ORL shares acquired by the parties exceeds 20% of ORL’s issued share capital, and the shareholding ratio of Scailex Group shall not drop below 8% of ORL’s share capital; or (2) 24 months have elapsed since the signing date of this Memorandum of Agreements – whichever of the two is later.

3.	Call option to Scailex

3.1	With the objective of enabling Scailex Group to effect preparations in relation to the Group’s debt structure in order to conform to the rules of the Bank of Israel regarding a “Single Borrower” and “Group of Borrowers,” PCH shall be granted a right of option to increase the ratio of its holdings in the Relative Shareholding above the Initial Shareholding Ratio to a ratio of 45% (forty-five percent) of the shares to be acquired by the parties within the framework of the Offering, within 120 days of the date that the ministers’ approval is received pursuant to the Government Companies Order (the State of Israel’s Vital Interests in Oil Refineries Ltd.), 5767 – 2007, or 9 (nine) months after the signing date of this Memorandum of Agreements, whichever is earlier (hereinafter: “Call Option”). To dispel any doubts, Scailex Group shall not be entitled to exercise the Call Option in relation to that portion of the shares that are the subject of the Call Option.

3.2	The purchase price per share that is the subject of the Call Option shall be the average shekel cost price of ORL shares in the Relevant Shareholding, being linked to the Consumer Price Index, plus interest at the rate of 5% per annum, and subject to the customary adjustments.

4.	The rights of the parties

4.1	Appointment of directors – the parties shall exercise their voting power and shall act, to the extent possible, in order to appoint directors on ORL’s board and committees, as well as on the boards and committees of ORL’s subsidiaries and held companies, pro rata to their articulation of holdings in the Relevant Shareholding, provided, however, that Scailex Group shall be entitled to at least one director on every board of directors or committee as stated, as long as the parties can cause the appointment of two or more directors.

4.2	Voting during ORL’s general assemblies – prior to every general assembly of ORL, the parties shall convene a preliminary meeting during which it shall be resolved by a vote (pro rata to their articulation of holdings in the Relevant Shareholding) how they shall vote and act during the general assembly, and the parties shall conduct themselves in conformance with this resolution.

4.3	Dividend policy – the parties shall take action, in compliance with all applicable statutes and regulations, so that ORL and its subsidiaries shall adopt a dividend policy whereby at least 75% of the annual profit that is appropriate for distribution each year shall be distributed.

4.4	Right of First Refusal – should Scailex Group desire to sell its shares in ORL to a third party, the Israel Corporation shall be entitled to a Right of First Refusal and shall be entitled to purchase all shares being offered for sale, according to the following conditions:

(1)	During the first year – commencing as of the signing date of this Memorandum of Agreements – according to the average cost price of ORL shares acquired by Scailex Group, in values linked to the CPI, plus interest at the rate of 5% per annum, subject to the customary adjustments. This subclause (1) shall not apply if the third party holds more than 45% of ORL’s issued share capital prior to the sale; as well as –

(2)	After the end of the first year – commencing as of the signing date of this Memorandum of Agreements, or, in the instance whereby the restriction stipulated in subclause (1) applies – according to the price to be offered by the third party.

4.5	Tag-along right – Should the Israel Corporation desire to sell all or a portion of its shares in ORL to a third party, Scailex Group shall have the right to join in such a sale, according to their articulation of holdings in the Relevant Shareholding.

5.	The parties’ rights in the event of exercise of the Call Option

Should Scailex Group exercise the Call Option and acquire the shares deriving from the exercise thereof, then, in addition to the rights specified above in clauses 3 and 4, the following provisions shall apply:

5.1	Right of First Refusal and Tag-along Right – the parties shall grant each other a right of first refusal in relation to the ORL shares held by each of them; furthermore, each of the parties shall have a tag-along right in the event of a sale of all or a portion of the holdings of one party, provided, however, that the right of first refusal was not exercised, pro rata to their articulation of holdings in the Relevant Shareholding. In the event of a transfer of ORL shares to a third party, such party shall be added as a party to this Memorandum of Agreements or to the subsequent detailed agreement, and all provisions thereof shall also apply to such third party (rights and obligations). Arrangements determined by consent shall be stipulated in the detailed agreement for the instance of a transfer of control in the parent corporations of the parties to this Memorandum of Agreements, which shall give expression to the principles that are the subject of this Memorandum of Agreements.

5.2	The appointment, discharge from office and employment conditions of the C.E.O., other executive officeholders, auditors and lawyers in ORL and its subsidiaries shall be determined by consent in the detailed agreement, subject to all applicable statutes and regulations.

5.3	The Israel Corporation shall recommend one external director in ORL, and Scailex Group shall recommend the second external director.

5.4	Minority interests – Scailex Group shall be vested with customary minority interests, such as the need for its consent in relation to the following decisions pertaining to ORL or its subsidiaries and held companies: amendment to the Articles of Association, structural changes (merger, split, reorganization, material purchase/sale, etc.), liquidation/stay of proceedings, registration of securities or debt for trading, interested-party transactions.

5.5	The Israel Corporation is aware of Scailex Group’s undertakings vis-à-vis Linura Holding AG, a shareholder in PCH, which is attached as Appendix A to this Memorandum of Agreements, and if, and as long as the parties shall control ORL, the Israel Corporation shall act so that this undertaking shall be upheld, subject to the provisions of all applicable statutes and regulations.

5.6	BMBY – commencing after 12 months have elapsed since the exercise date of the Call Option, one party to this agreement shall be entitled to offer to purchase all shares of the other party constituting part of the Relevant Shareholding, at a price per ORL share that shall be quoted in the offer, and the other party shall be obligated, in such case, to accept the offer, or, alternatively, to purchase all the shares of the first party constituting part of the Relevant Shareholding, at the price per share that was quoted in the offer as stated, and all at the discretion of the second party.

6.	Confidentiality and reporting

Subject to all applicable statutes and regulations, the parties shall maintain the confidentiality of this Memorandum of Agreements and their decisions pursuant thereto. Reporting to the public shall be coordinated between the parties and carried out in compliance with all applicable statutes and regulations.

7.	Law and jurisdiction

In any instance of a dispute between the parties, the parties shall first refer to Advocate Ram Caspi and Advocate David Hodak in order that they might attempt to reach a compromise between the parties’ positions and bring them to agreement to the extent possible, before referring to the competent courts. Israeli law shall apply to this Memorandum of Agreements, and the courts in Israel shall have jurisdiction.

And in witness hereto, the parties have hereunto signed:

/s/ The Israel Corporation Ltd. ——————————————	/s/ Scailex Corporation Ltd. ——————————————
The Israel Corporation Ltd.	Scailex Corporation Ltd.

By:	By:
Name: Gilad Nir	Name: Eran Schwartz, Yahel Shachar
Title: Deputy C.E.O.	Title: Chairman; C.E.O.
Signature: /s/ Gilad Nir	Signature: /s/ Eran Schwartz, /s/ Yahel Shachar

By:	By:
Name: Yossi Rosen	Name: Petroleum Capital Holdings Ltd.
Title: C.E.O.	Title: Directors
Signature: /s/ Yossi Rosen	Signature: /s/ Eran Schwartz, /s/ Yahel Shachar

APPENDIX A

Linura Supplier Undertaking. The Parties acknowledge that a company nominated by Linura, an international supplier and off-taker in the crude oil and petroleum products market, will use its best efforts to provide preferred competitive terms for the benefit of ORL. For as long as Linura holds at least 19.9% of the shares of PCH, and subject to any applicable legal and regulatory restrictions, the Parties agree to use their best efforts to significantly increase the nominated company’s share in the supply of crude oil and/or petroleum products sold to ORL and/or any purchase of petroleum products designated by ORL for export, provided, however, that the nominated company extends the most competitive offers to ORL and that ORL’s competitive status as a purchaser or supplier, as the case may be, will not be adversely affected.

[TRANSLATED FROM THE HEBREW]

Addendum of 19th February 2007

To A Memorandum Of Understanding Made in Tel Aviv on 18th February 2007

BETWEEN:	The Israel Corporation Ltd public company no. 52-002801 of 23 Arnia Street, Tel Aviv (hereinafter referred to as "the Israel Corporation")

of the one part

AND:	1.	Scailex Corporation Ltd

		public company no. 52-0031808
		(hereinafter referred to as "Scailex")

	2.	Petroleum Capital Holdings Ltd

		private company no. 51-3919803
		(hereinafter referred to as "PCH")

both of 3 Azrieli Centre, Tel Aviv 67023 (Scailex and PCH are hereinafter together referred to as "the Scailex Group")

of the other part

WHEREAS	on 18th February 2007 the parties made a memorandum of understanding with regard to a joint offer to purchase shares of Oil Refineries Ltd (hereinafter referred to as "Oil Refineries") on issue and with regard to holding those shares;

AND WHEREAS	the parties wish to augment the memorandum of understanding as provided below in this addendum (hereinafter referred to as "addendum").

NOW THEREFORE IT IS WARRANTED, PROVIDED AND AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	The provisions of the memorandum of understanding and any addendum or amendment thereto, including this addendum (hereinafter referred to as “the memorandum of understanding”), shall be inferior to any financing arrangement of either of the parties with a banking institution or insurance company (hereinafter referred to as “the pledgor”), which is intended for financing the purchase of the Oil Refineries shares, whether in advance or after the purchase, to secure which Oil Refineries shares have been charged to the pledgor by the recipient of the financing as part of the said arrangement (hereinafter referred to as “financing arrangement”).

2.	The provisions of the memorandum shall not limit any right of the pledgor, including pursuant to the charge documents made with the pledgor and including in the event of realising Oil Refineries shares in accordance with the provisions of the financing arrangement.

3.	In the event of a breach of the financing arrangement by one party and the pledgor’s notice of its intention to realise the charge of all or any of the Oil Refineries shares that are charged in its favour, in the pledgor’s discretion, the pledgor may permit the other party to discharge all the first party’s debts to the pledgor that have been called in by the pledgor for immediate payment, and to take an irrevocable assignment of all the pledgor’s rights in those shares.

4.	Realising the charge of the shares by the other party by virtue of the charge assigned to it as aforesaid shall be subject to the provisions of the memorandum of understanding.

5.	Expressions not expressly defined in this addendum shall have the meanings assigned to them in the memorandum of understanding.

6.	The provisions of this addendum, together with the necessary mechanisms and documents, shall be set out in the detailed agreement.

7.	Any agreement or document that is made between a party to this addendum and the pledgor shall supersede any document or understanding between the parties pursuant to this agreement.

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AS WITNESS THE HANDS OF THE PARTIES

/s/ Israel Corporation Ltd. ——————————————	/s/ Scailex Corporation Ltd. ——————————————
The Israel Corporation Ltd	Scailex Corporation Ltd

By:		By:
Name:	Gilad Nir	Name:	Eran Schwartz
Position:	Deputy to the CEO	Position:	Chairman
Signature:	/s/ Gilad Nir	Signature:	/s/ Eran Schwartz

By:		By:
Name:	Yossi Rosen	Name:	Yahel Shachar
Position:	CEO	Position:	CEO
Signature:	/s/ Yossi Rosen	Signature:	/s/ Yahel Shachar

/s/ Petroleum Capital Holdings
Petroleum Capital Holdings Ltd

By:
Name:	Eran Schwatrz
Position:	Chairman
Signature:	/s/ Eran Schwartz

By:
Name:	Yahel Shachar
Position:	CEO
Signature:	/s/ Yahel Shachar

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